                                                                  EXHIBIT (C)(3)

                       SONY PICTURES ENTERTAINMENT INC.
                        10202 West Washington Boulevard
                      Culver City, California 90232-3195

                               November 24, 1997

Liberty Media Corporation
8101 East Prentice Avenue, Suite 500
Englewood, Colorado 80111

Apollo Investment Fund III, LP
1301 Avenue of the Americas, 38th Floor
New York, New York 10019

Bastion Capital Fund, LP
1999 Avenue of the Stars, Suite 2960
Los Angeles, California 90067

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger by and among TLMD Station Group, Inc. ("Station Co."), TLMD Acquisition Co. ("Acquisition Co.") and Telemundo Group, Inc. (the "Company") dated as of November 24, 1997 (the "Merger Agreement"), and to that certain Agreement dated as of November 17, 1997 by and among Apollo Investment Fund III, LP ("Apollo Fund"), Bastion Capital Fund, LP ("Bastion Capital"), Liberty Media Corporation ("Liberty Media") and Sony Pictures Entertainment Inc. ("SPE") (the "Bid Agreement"). Capitalized terms used herein but not herein defined shall have the meanings given in the Bid Agreement, and if not defined therein, in the Merger Agreement.

1.   Aggregate Equity Contributions.  The Merger Agreement provides for total
     ------------------------------
consideration of $44 per share of common stock of the Company, plus additional interest in certain circumstances as therein set forth, which amount is in excess of the funding set forth in Exhibit A to the Bid Agreement. The parties hereby agree that, notwithstanding the provisions of Section 2 of the Bid Agreement, the aggregate equity commitment of the parties shall be $273.2 million and each party's equity commitment shall be as follows: SPE--$68.2 million; Liberty Media--$68.2 million; and Station Holdings--$136.8 million, of which $93.0 million shall be funded by Apollo Fund and $43.8 million shall be funded by Bastion Capital. To the extent any additional amounts are payable as a result of the payment of Additional Amounts pursuant to Section 2.7 of the Merger Agreement or required to fund working capital requirements anticipated at Closing and to pay related fees and costs, such amounts shall be funded 50% by an increase in the purchase price for the Network Assets (which shall be funded by an increase in the Network Interest Price paid to Network Co.) and (y) 50% by additional equity contributions to Station Co. by SPE, Liberty Media and Station Holdings, which amount shall be allocated as follows: 50.1%--Station Holdings; 24.95%--SPE and 24.95%--Liberty Media.

Liberty Media Corporation
Apollo Investment Fund III, L.P.
Bastion Capital Fund, L.P.
November 24, 1997

2.   Network Interest Price.  Based upon a total Merger Consideration of $44 per
     ----------------------
share, the Network Interest Price shall be $73.2 million (subject to adjustment as provided in Paragraph 1 above).

3.   Major Decisions.  Between the date of the Merger Agreement and the date of
     ---------------
the Closing under the Merger Agreement, the parties hereby agree that it shall be a "Major Decision", as that term is used in the Bid Agreement, for Station Co. or Acquisition Co. to take any action including, but not limited to, the waiver of any condition to Station Co.'s or Acquisition Co.'s obligation to consummate the Merger.

4.   Payments for Filings.  Section 5.8(b) of the Merger Agreement provides that
     --------------------
as promptly as practicable following the date of the Merger Agreement, the Company, Station Co. and Acquisition Co. will file all necessary applications with the Federal Communications Commission. The Merger Agreement further contemplates the filing of a Notification and Report Form under the HSR Act.
The parties hereby agree to cooperate in good faith to prepare and file all applications with the FCC and under the HSR Act on a timely basis. Further, all application or notification fees, and attorneys fees relating to the preparation and filing of such applications and notifications, in connection therewith will be divided one-third each among Station Holdings, Liberty Media and SPE.

5.   Termination Fee Payable by the Company.  Section 7.4(a) of the Merger
     --------------------------------------
Agreement provides that the Company shall pay to Station Co. a termination fee of up to $17.5 million under certain circumstances. The parties hereby agree that to the extent such a payment is received, the parties will: first, recover, in the aggregate up to $2.5 million of their out-of-pocket fees and expenses related to the transactions contemplated by the Merger (including but not limited to fees and expenses of their respective counsel, accountants and other representatives), allocated one-third each among Station Holdings, Liberty Media and SPE, provided that if the out-of-pocket fees and expenses of one party are less than its allocated one-third interest, such remaining amount shall be allocated equally among the other parties to cover their out-of-pocket fees and expenses; second, pay to the Arrangers (as defined in the Senior Secured Credit Facilities Fee Letter and the Senior Discount Debentures Fee Letter (together, the "Bank Letters"), each dated as of the date hereof) from the remaining termination fee the Break-Up Fee (as defined in the Bank Letters); and, third, the remaining portion of the termination fee shall be divided one-third each among Station Holdings, Liberty Media and SPE.

6.   Termination Fee Payable by Station Co.  Section 7.4(b) of the Merger
     -------------------------------------
Agreement provides for the payment by Station Co. of a termination fee under certain circumstances. To the extent the Station Co. is obligated to make such payment, it shall be paid one-third by each of Station Holdings

Liberty Media Corporation
Apollo Investment Fund III, L.P.
Bastion Capital Fund, L.P.
November 24, 1997

(which will be funded by Apollo Fund and Bastion Capital in the same proportion as their respective equity contribution to Station Holdings set forth in Paragraph 1 above), SPE and Liberty Media.

7.   Transfers by Bastion. Section 3(i) of the Bid Agreement shall be amended to
     --------------------
add a second paragraph which shall read in full as follows: "Bastion Capital may at any time Transfer all of its common stock in Station Holdings to any Bastion Controlled Affiliate (to be defined), provided (i) such Transfer does not require any filing of a change of control or license transfer application under the Communications Act and (ii) such Transfer does not, directly or indirectly, result in any requirement that any party be required to modify any internal relationship or relationship with affiliates, divest or limit its rights with respect to any assets, agree to any restriction of its activities or modify any transaction with other affiliates in order to continue to hold and vote its interest in Station Co."

8.   Acceptable Order. The parties agree that they will make such reasonable
     ----------------
modifications and adjustments to their respective relationships and arrangements with respect to Station Co. contemplated by this Agreement as may be required in order to obtain the consents and approvals required to consummate the Acquisition (including, if and to the extent reasonably required, reducing its general voting power with respect to its shares of Common Stock or substituting for its Common Stock other equity securities or rights in respect thereof), so long as such modifications and adjustments do not modify in any material respect the arrangements set forth in Section 6(a) of the Bid Agreement or modify in any material respect the economic arrangement among and between the parties as contemplated by this Agreement. Notwithstanding the foregoing, no party will be required to modify any internal relationship or relationship with affiliates, divest or limit its rights with respect to any assets, agree to any restriction of its activities or modify any transaction with affiliates (except, in each case, as contemplated by the preceding sentence) in order to obtain any necessary consent or approval in order to consummate the Acquisition.

9.   Termination Provision. Section 11 of Bid Agreement shall no longer be
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effective from and after the execution of the Merger Agreement.

Liberty Media Corporation
Apollo Investment Fund III, L.P.
Bastion Capital Fund, L.P.
November 24, 1997



                                         Sincerely,

                                         SONY PICTURES ENTERTAINMENT INC.


                                         By: /s/ Yair Landau
                                            -----------------------------
                                               Yair Landau
                                               Executive Vice President

Agreed to and Accepted by:

LIBERTY MEDIA CORPORATION


By: /s/ David Koff
   -----------------------


APOLLO INVESTMENT FUND III, L.P.

By: Apollo Advisors II, L.P., its General Partner

       By: Apollo Capital Management II, Inc., its
             General Partner


             By: /s/ Edward Yorke
                ----------------------------------


BASTION CAPITAL FUND, L.P.

By: Bastion Partner, L.P., its General Partner

       By: Bron Corp., its General Partner


             By: /s/ Guillermo Bron
                ----------------------------------